                               AMENDMENT NO. 2 TO
                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  BERLITZ INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                  BERLITZ INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                                                             [December   ], 1998

Dear Shareholder:

    You are cordially invited to attend a special meeting of shareholders that
will be held on [January   ], 1999 at 10:00 a.m. in Princeton, New Jersey.

    The Notice and Proxy Statement on the following pages contains details concerning the business to come before the meeting. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

                                          Soichiro Fukutake

                                          Chairman

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD [JANUARY   ,] 1999

    Notice is hereby given that a special meeting of shareholders (the "Meeting") of Berlitz International, Inc. (the "Company") will be held at the Company's corporate headquarters, 400 Alexander Park, Princeton, New Jersey
08540 on [January   ], 1999 at 10:00 a.m. local time to approve the issuance of convertible debentures, $155 million aggregate principal amount, to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, "Apollo") and Benesse Holdings International, Inc. ("BHI").

    The Board of Directors has fixed the close of business on [December   ],
1998 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. A list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 400 Alexander Park, Princeton, New Jersey 08540.

    In order to assure a quorum, it is important that the shareholders who do not expect to attend the Meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope.

                                          By order of the Board of Directors

                                          Robert C. Hendon, Jr.
                                          Secretary

Princeton, New Jersey
[December   ], 1998

                          BERLITZ INTERNATIONAL, INC.
                               400 ALEXANDER PARK
                          PRINCETON, NEW JERSEY 08540

                                PROXY STATEMENT
                        SPECIAL MEETING OF SHAREHOLDERS
                               [JANUARY   ], 1999

    The enclosed proxy is solicited by the Board of Directors of Berlitz International, Inc. (the "Company") for use at a special meeting of shareholders (the "Meeting") to be held at the Company's corporate headquarters, 400
Alexander Park, Princeton, New Jersey 08540 on [January   ], 1999, at 10:00 a.m.
local time, and at any postponement or adjournment thereof. The enclosed proxy, properly executed and received by the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon; and if no directions are indicated, the proxy will be voted for approval of the issuance of convertible debentures to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., both private investment funds, and to Benesse Holdings International, Inc., a wholly-owned U.S. subsidiary of Benesse Corporation ("Benesse") (the beneficial owner of 6,985,338 shares of the Company's common stock). Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the Meeting.

    As of the close of business on [December   , 1998], the record date for
determining shareholders entitled to vote at the Meeting, the Company had outstanding [9,529,788] shares of its $.10 par value common stock (the "Common Stock"). Each share of Common Stock outstanding is entitled to one vote. The first date on which this Proxy Statement and the enclosed form of proxy are
being sent to the Company's shareholders is on or about [December   , 1998].

      APPROVAL OF THE ISSUANCE OF CONVERTIBLE DEBENTURES TO APOLLO AND BHI

SUMMARY OF THE PROPOSED TERMS OF THE CONVERTIBLE DEBENTURES

    The Company has agreed to issue, subject to shareholder approval and certain other conditions, $155 million aggregate principal amount of convertible debentures in a private placement, as follows:

    a) $100 million aggregate principal amount of convertible debentures, Series A (the "Apollo Debentures") to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., (collectively, "Apollo"); and

    b) $55 million aggregate principal amount of convertible debentures, Series B (the "Benesse Debentures" and together with the Apollo Debentures, the "Convertible Debentures") to Benesse Holdings International, Inc. ("BHI"), a wholly-owned U.S. subsidiary of Benesse.


    The Company has agreed to issue the Convertible Debentures in order to: (i) refinance its outstanding indebtedness, which will result in a decrease in the Company's aggregate interest expense; (ii) improve the Company's current cash flow (primarily as a result of the absence of scheduled principal amortization payments on the Convertible Debentures), which will result in greater financial flexibility to pursue growth opportunities; (iii) raise additional capital for general corporate purposes; and (iv) potentially, increase the number of outstanding shares of Common Stock thereby ultimately increasing the public float of the Company's Common Stock. The proceeds of this issuance will be used to retire existing funded indebtedness of the Company and for general corporate purposes, including transaction costs estimated at approximately $3.5 million. See "Outstanding Indebtedness". In addition to shareholder approval, the issuance of the Convertible Debentures is subject to the fulfillment or waiver of standard conditions, including (i) the correctness, in all material respects, of the representations and warranties, (ii) the absence of any events of default, (iii) the absence of a violation of any law or regulation (iv) the delivery of closing documents, and (v) the validity of the related agreements. In addition, the issuance of the Apollo Debentures is conditioned upon the simultaneous sale of the Benesse Debentures and the issuance of the Benesse Debentures is conditioned upon the simultaneous sale of the Apollo Debentures.

    Set forth below is a summary of the proposed terms of the convertible debentures. This summary is not complete and is qualified in its entirety by the terms of separate Purchase, Investors, and Registration Rights Agreements by and between the Company and Apollo or Apollo Management IV, L.P. ("Apollo Management") on behalf of Apollo, and the Company and BHI, and by a Voting Agreement by and between Benesse and Apollo Management, copies of which have been filed as exhibits to the Company's Form 8-K filing dated October 9, 1998.

    The issuance of these Convertible Debentures will have no immediate effect upon the rights of the existing shareholders. If and when the holders of the Convertible Debentures elect to convert their debentures into shares of the Company's Common Stock, the ownership interest of the shareholders at such time will be diluted by the number of shares of Common Stock issued.

GENERAL

    The Convertible Debentures will mature on the twelfth anniversary from the date of original issuance (the "Issue Date"); such maturity is currently anticipated to be in November 2010. Interest is payable semi-annually at a per annum rate of 5%. The Convertible Debentures are junior in right of payment to the Company's senior obligations (if any), but senior to all classes of common or preferred stock of the Company. The Convertible Debentures are convertible at any time at the option of the holder, in part or in whole, into shares of Common Stock at a conversion price (the "Conversion Price") of $33.05 per share, subject to anti-dilution related adjustments to offset the effects of stock dividends and other changes in equity. Such Conversion Price reflects a 25% premium to the average closing price of the Common Stock on the New York Stock Exchange, as reported in the Wall Street Journal, for the 10 trading days prior to and including October 2, 1998, the effective date of the Purchase Agreements. On October 2, 1998, the closing price of the Common Stock was $26.25 per share.

OPTIONAL REDEMPTION

    If, for the 30 trading days following the third anniversary of the Issue Date, the average closing price of the Common Stock exceeds 120% of the Conversion Price, the Company may redeem the Convertible Debentures in whole, but not in part, at par. If, during this same period, the average closing price of the Common Stock does not exceed 120% of the Conversion Price, the Company may redeem the Convertible Debentures in whole, but not in part, for the total consideration as set forth below (expressed as a percentage of the principal amount of the Convertible Debentures):

PERIOD                                                                        REDEMPTION PRICE
----------------------------------------------------------------------------  -----------------
3rd Anniversary to 4th Anniversary..........................................          104.0%
4th Anniversary to 5th Anniversary..........................................          102.0%
Following 5th Anniversary...................................................          100.0%

    In either case, such redemption may occur at any time after the 60th trading day following the third anniversary of the Issue Date, and is subject to the holder's right to first convert into Common Stock.

REGISTRATION RIGHTS

    Pursuant to separate Registration Rights Agreements, the holders of shares of Common Stock issued upon conversion of the Convertible Debentures each shall have certain "piggyback" registration rights with respect to certain registration statements filed by the Company. In addition, the holders of the Apollo Debentures shall have two demand registration rights and the holders of the Benesse Debentures shall have one demand registration right for any Common Stock issued upon conversion of the Convertible Debentures, such rights to be exercisable on and after the second anniversary of the Issue Date. Such demand registration rights are exercisable only by a majority of the respective holders. The Company shall have the right to delay any demand registration for up to 120 days if it would substantially interfere with any material transaction being considered at the time of the request.

EXCHANGE PROVISION

    If the average closing price of the Common Stock does not exceed the Conversion Price during the 30 trading days immediately preceding the third anniversary of the Issue Date, Apollo and BHI may elect to exchange the Convertible Debentures, in whole, into non-convertible fixed rate debt (the "Fixed Rate Debentures"), pursuant to the procedures hereinafter described (upon completion for each, an "Exchange"). BHI's exchange rights are contingent upon Apollo electing to effect its Exchange. The Fixed Rate Debentures would have a principal amount equal to the principal amount then outstanding on the Convertible Debentures so exchanged, would have interest payable semi-annually in cash and would mature seven years from the date of the Exchange.

    If applicable, Apollo may exercise its option to receive Fixed Rate Debentures (an "Exchange Option") by written notice delivered to the Company no later than 10 trading days after the third anniversary of the Issue Date. Upon receipt of such notice, the Company, at its cost, will select and retain one or more nationally recognized investment or commercial banking institutions (the "Financial Institution") (to be reasonably agreed to by Apollo) to determine two alternative market interest rates that accurately price the Fixed Rate Debentures at par. One such rate, applicable if Apollo exercises its Exchange Option but BHI does not exercise its Exchange Option, would be subject to a cap of the applicable U.S. treasury rate + 5% (not to exceed 13%). The other rate, applicable if both Apollo and BHI exercise their Exchange Option, would be subject to a cap of the applicable U.S. treasury rate + 7% (not to exceed 14%). These interest rates would further be determined by several factors, including but not limited to, the Company's credit at the time, the redemption features of the Fixed Rate Debentures, the ranking of the debt, and the seven-year maturity of the debt. Furthermore, if the interest rate becomes limited by the cap, the Fixed Rate Debentures shall be senior debt, unless the Company waives the limitations of the interest rate cap. Otherwise, the Fixed Rate Debentures may be senior, senior subordinated or subordinated debt. Upon determination of the interest rates, Apollo shall irrevocably decide whether to proceed with its Exchange or retain the Apollo Debentures.

    If Apollo has exercised its Exchange Option, BHI may exercise its option to receive Fixed Rate Debentures by delivering a written notice of exercise to the Company no later than 10 trading days following receipt of notice of the election by Apollo. Upon determination of the interest rate, as previously described, BHI may irrevocably elect to proceed with its Exchange, but only if Apollo has elected to proceed with Apollo's Exchange and such election by BHI is made within 10 days of receipt of notice of the election by Apollo.

    If only Apollo proceeds with its Exchange, the Company, no later than 150 days from the third anniversary of the Issue Date, shall either (i) redeem all of the Apollo Debentures at par or (ii) deliver the Fixed Rate Debentures to Apollo. If both Apollo and BHI proceed with their Exchanges, the Company, no later than 150 days from the third anniversary of the Issue Date, shall either
(i) redeem all of the Convertible Debentures at par or (ii) deliver Fixed Rate Debentures to both Apollo and BHI.

    If issued, the Fixed Rate Debentures shall provide that following the third anniversary of the Exchange, the Company may, in whole, but not in part, redeem the Fixed Rate Debentures at a redemption price set forth below (expressed as a percentage of the principal amount):

PERIOD                                                                 REDEMPTION PRICE
---------------------------------------------------------------  -----------------------------
3rd Anniversary to 4th Anniversary.............................  100% + (interest rate / 2)
4th Anniversary to 5th Anniversary.............................  100% + (interest rate / 4)
Following 5th Anniversary......................................  100%

    Furthermore, upon Exchange, the following will occur:

    (i) the Convertible Debentures will forfeit all rights to convert into Common Stock;

    (ii) Apollo will forfeit all rights to board membership (hereinafter described);

   (iii) Apollo will forfeit all voting rights (hereinafter described), which will be replaced in the Fixed Rate Debenture agreement with standard ("market") debt covenants (as recommended by the Financial Institution); and

    (iv) the ranking of the Fixed Rate Debentures will be determined by the Company after consultation with investment or commercial banking advisors, but in any case will rank senior to all classes of common or preferred stock of the Company.

CHANGE OF CONTROL

    Prior to the third anniversary of the Issue Date, if Benesse sells 80% or more of the shares of Common Stock owned directly or indirectly by it on the Issue Date, the Company shall be required to make an offer to repurchase for cash: i) the Apollo Debentures at a value equal to 110% of the principal amount then outstanding; and ii) the Benesse Debentures at a value equal to 101% of the principal amount then outstanding. In addition, if at any time on or after the Issue Date a change of control occurs but Benesse sells less than 80% of its shares, or if Benesse sells 80% of its shares on or after the third anniversary of the Issue Date, the Company shall be required to make an offer to repurchase for cash the Convertible Debentures (but not the Fixed Rate Debentures if the Exchange has occurred), at a value equal to 101% of the principal amount of the Convertible Debentures. Change of control means: a) any transaction after which a person or group, other than Benesse or its affiliates, owns or controls more than 50% of the outstanding voting securities in the aggregate, or b) a change in a majority of persons constituting the Company's Board of Directors in any twelve month period (other than by reason of planned retirement).

BOARD SEATS


    From the Issue Date of the Convertible Debentures, as long as Apollo Management, through its funds, owns at least 50% of the aggregate amount of Common Stock issued or issuable upon conversion of the Apollo Debentures (the "Apollo Convertible Shares"), Apollo Management shall be entitled to nominate two seats on the Company's Board of Directors (the "Board"), which shall be increased from 10 to 12 members. (As discussed further under "Certain Relationships and Related Transactions", the Company's Board has approved the selection of Mr. Antony P. Ressler and Mr. Laurence M. Berg to serve as Apollo Management's initial Board designees, effective as of the Issue Date of the Apollo Debentures, until their respective classes stand for election by the Company's shareholders. Mr. Berg will stand for election at the 1999 annual meeting of the shareholders and Mr. Ressler will stand for election at the 2000 annual meeting of the shareholders.) If Apollo Management, through its funds, owns at least 25% but less than 50% of the Apollo Convertible Shares, Apollo Management shall be entitled to nominate one seat on an 11 member Board. If Apollo elects to receive the Fixed Rate Debentures or Apollo Management, through its funds, owns less than 25% of the Apollo Convertible Shares, Apollo Management shall no longer be entitled to representation on the Company's Board. As long as Apollo Management is entitled to Board representation, its director designees shall receive the same compensation and indemnification as the Company's other outside directors.


VOTING RIGHTS

    Pursuant to the Investors Agreement, Apollo Management will have voting rights, at the Board level, whereby the approval of at least one of the Apollo Management designees (each an "Investor Director") to the Company's Board will be required before the Company may take any of the following actions:

    (i) mergers, acquisitions or asset transfers exceeding $50 million in value per transaction;

    (ii) any new transaction between the Company and a non-subsidiary affiliate over $5 million in value; provided that the following are exempt from Apollo Management's voting rights: a) transactions substantially similar to certain prior related party transactions, which the Company entered into in the ordinary course of business, regarding insurance policies, franchise agreements, language instruction and other service contracts, agreements relating to programs conducted by the Company, cooperative advertising arrangements and agreements for the development of new products, and b) the Company's repurchase of Benesse's interest in Berlitz Japan, in whole or in part, as long as the purchase price and the terms of the repurchase are approved by the Disinterested Directors Committee of the Company's Board, the Board, and Apollo Management;


   (iii) the addition of indebtedness senior in right of payment to the Apollo Debentures exceeding $50 million in the aggregate over time; provided, however, that a) the approval of an Investor Director shall not be required for indebtedness to finance one or more related acquisitions in which the aggregate value of the consideration paid in all such related acquisitions does not exceed $50 million in any twelve month period or $100 million in the aggregate over time, and b) if one of the Investor Directors votes in favor of a transaction proposed pursuant to paragraphs (i) and (ii) above, no approval of an Investor Director is needed for the addition of debt in connection with such transaction;

    (iv) dividends and other payments on securities junior to the Apollo Debentures exceeding in the aggregate, in any twelve month period, the lesser of $5 million or 50% of the Company's net income;

    (v) the issuance of any equity securities, unless at the time of such issuance the Company's common stock price reflects a compound annual growth rate of 10% from the Conversion Price; and

    (vi) the voluntary filing for liquidation by the Company.

    These voting rights will expire on the earlier of: a) five years from the Issue Date; b) the date on which Apollo Management's ownership in the Company is less than 10% on a fully diluted basis (assuming conversion of the Convertible Debentures but excluding dilution that would occur if Benesse directly or indirectly acquires additional equity in the Company other than upon conversion of the Benesse Debentures); or c) if the Exchange occurs.

TRANSFERABILITY

    Apollo or BHI may transfer their interest in the Convertible Debentures or their converted Common Stock, but any transferee is not entitled to Board seats, to voting rights at the Board level, to participate in a sale of the Company, or to exercise any right to exchange Convertible Debentures into Fixed Rate Debentures.

    With respect to the Apollo Debentures only:

    (i) during the first year following the Issue Date, the Company may veto the transfer for any reason;

    (ii) during the second and third years after the Issue Date, the Company may veto the transfer on reasonable grounds; and


   (iii) Apollo may not transfer its interest a) to certain existing and potential competitors of the Company (as identified in supplemental schedules to the Investors Agreement), or b) if the Company's Board determines that such a transfer is to a person in competitive business lines and such transfer involves more than 1% of the outstanding Common Stock of the Company.


    The Fixed Rate Debentures are not subject to restrictions on transfer.

COVENANTS


    The Company is subject to covenants under the terms of the Convertible Debentures. The terms of the Convertible Debentures contain standard affirmative covenants, including financial and other informational reporting, compliance with laws, maintenance of insurance, maintenance of properties, payment of taxes, and preservation of corporate existence. Negative covenants that the Convertible Debentures are subject to include prohibitions on certain mergers, consolidations and asset transfers, forbearance from restrictions on rights of holders to convert or exchange the Convertible Debentures, and, in the case of the Apollo Debentures, forbearance from amending certain understandings between the Company, Berlitz Japan and Benesse if such amendments would have a materially adverse effect or would grant additional rights, provided however, that Benesse will be permitted to sell its interest in Berlitz Japan, in whole or in part, to the Company if the purchase price and repurchase terms are approved by the Disinterested Directors Committee of the Company's Board, the Company's Board, and Apollo Management.


DEFAULT

    Subject to any applicable grace periods and/or required notice, events of default include: the nonpayment of principal or interest due on the Convertible Debentures or the Fixed Rate Debentures; the nonperformance or noncompliance with any terms under the applicable Purchase Agreement; any false or materially incorrect representations made in the applicable Purchase Agreement; payment default on any other indebtedness outstanding in an aggregate principal amount of at least $25 million; judgments in excess of $10 million; insolvency, bankruptcy and similar proceedings; and certain transactions with respect to ERISA employee benefit plans that have a material adverse effect.

    In general, in the event of insolvency, bankruptcy, or similar proceedings, outstanding principal and interest on the Convertible Debentures or the Fixed Rate Debentures automatically become immediately due and payable. If any other events of default occur, any holder or holders of 50% or more of the Convertible Debentures or Fixed Rate Debentures may declare all of the Convertible Debentures or Fixed Rate Debentures immediately due and payable. In addition, any holder affected by a payment default may declare its debentures immediately due and payable. Such declarations may be rescinded by the holders upon payment of all past due amounts and interest from the default date at a rate 2% above the stated rate of the debenture, and if all events of default have been cured. The Company also must pay the costs and expenses incurred by the holders in the enforcement of their default rights, including reasonable attorney's fees. All remedies upon default are subject to the rights of any senior obligations.

VOTING AGREEMENT

    Pursuant to a separate Voting Agreement between Benesse and Apollo Management, Benesse has agreed to cause BHI to vote BHI's shares of Common Stock, at the Meeting, in favor of the issuance of the Convertible Debentures. Furthermore, at every shareholders' meeting of the Company at which such matters are considered, Benessse has agreed to vote in favor of the directors designated by Apollo Management to the Company's Board pursuant to Apollo Management's right to designate such directors as described in this proxy statement. Finally, Apollo Management has been granted certain "tag-along rights". Under these rights, if BHI sells 50% or more of the Benesse Debentures or 80% or more of the 6,985,338 shares of Common Stock it beneficially owns, Apollo Management has the right to sell, upon the same terms, a proportionate amount of the Apollo Debentures or the shares issuable or issued upon conversion of the Apollo Debentures, as the case may be.

OUTSTANDING INDEBTEDNESS

    The proceeds from the issuance of the Convertible Debentures and the BHI Note (hereinafter defined and discussed; see "Certain Relationships and Related Transactions") will be used to repay in full all outstanding indebtedness pursuant to the Company's existing bank credit agreement (approximately

$151,319,000) and existing Benesse Notes (approximately $40,864,000) (hereinafter defined; see "Certain Relationships and Related Transactions").

ADVANTAGES AND DISADVANTAGES OF THE ISSUANCE

    As discussed elsewhere, one of the advantages of this transaction to the Company is that the issuance of the Convertible Debentures will provide the Company with additional capital. In addition, the proceeds from the issuance will be used, in conjunction with the BHI Note, to repay in full all of the Company's outstanding indebtedness. As a result of the refinancing of the Company's existing debt, the Company will experience a reduction in the aggregate interest rate it pays on its debt. The refinancing of the Company's outstanding indebtedness, payable under the existing bank credit agreement, and the absence of the scheduled principal amortization payments on the Convertible Debentures, should favorably impact the Company's cash flow. The Company also believes it will benefit from the financial and transactional experience that Apollo Management's designees will bring to the Company's Board.

    A possible disadvantage of the issuance of Convertible Debentures to the existing shareholders is the potential ownership dilution of the existing shareholders upon the conversion of the Convertible Debentures, if and when it occurs, into shares of Common Stock. Also, in the event the holders of the Convertible Debentures Exchange their Convertible Debentures for Fixed Rate Debentures, it is possible that the Company could experience an increased aggregate interest expense.

OTHER MATTERS

    - If the Company intends to pursue a sale of the Company, substantially all of its assets, or 80% or more of the shares held directly or indirectly by Benesse, Apollo Management will have certain rights to be involved in the process, including the right to be given notice of such intent, the right to reasonably approve a nationally recognized investment bank retained by the Company to conduct the process, and the right to receive regular status reports.

    - Apollo and BHI will be reimbursed for their out-of-pocket transaction related expenses up to $500,000 and $100,000, respectively, if the transaction closes or if the transaction does not close due to actions of the Company and, in the case of the Apollo expense reimbursement, BHI.

    - The Company shall at all times reserve out of its authorized but unissued Common Stock the full number of shares then issuable upon the conversion of all outstanding Convertible Debentures.

    - The Company does not have any present intention to commence paying dividends following the closing of this transaction in 1999.

    - Apollo has the option to proceed with closing on the issuance of the Apollo Debentures, independent of whether BHI proceeds with closing on the issuance of the Benesse Debentures. BHI has a reciprocal option. In the event that a closing occurs only for the Apollo Debentures or the Benesse Debentures, the Company would repay only a portion of its long-term bank indebtedness.

    - Shareholder approval of the proposed issuance of the Convertible Debentures is required under the applicable Rules of the New York Stock Exchange. See "Vote Required". Obtaining such approval is a condition to the closing of the sale and issuance of the Convertible Debentures.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF CONVERTIBLE DEBENTURES TO APOLLO AND BHI.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of outstanding shares of Common Stock beneficially owned as of October 1, 1998 by each director, the Company's chief executive officer during the fiscal year ended December 31, 1997, the four other most highly compensated executive officers of the Company at December 31, 1997 and all officers and directors as a group who served at December 31, 1997. If not mentioned by name, no individual in the categories described above beneficially owned any shares of Common Stock as of October 1, 1998. No security set forth in the third column of the following table reflects an amount as to which the beneficial owner has joint voting or investment power.

                                                                                        AMOUNT AND
                                                                                         NATURE OF
                                                             NAME OF                    BENEFICIAL     PERCENT
TITLE OF CLASS                                           BENEFICIAL OWNER                OWNERSHIP    OF CLASS
------------------------------------------  ------------------------------------------  -----------  -----------
Common Stock..............................  Soichiro Fukutake                            6,985,338(1)      73.30%
Common Stock..............................  Hiromasa Yokoi                                     500        *
Common Stock..............................  Manuel Fernandez                                 8,745        *
Common Stock..............................  Robert Minsky                                    2,857        *
Common Stock..............................  Henry D. James                                   7,672        *
Common Stock..............................  Edward G. Nelson                                 1,500(2)      *
Common Stock..............................  Robert L. Purdum                                 2,000        *
Common Stock..............................  All Officers and Directors as a Group (15    7,028,246        73.75%
                                            in number)

    In connection with the contemplated convertible debenture private placement (see "Approval of the Issuance of Convertible Debentures to Apollo and BHI"), an additional 4,689,863 shares of Common Stock would be issuable upon conversion, based on a conversion price of $33.05. Benesse would beneficially own 1,664,145 of these shares, which together with its other beneficial holdings, would represent approximately 61% of the total Common Stock then outstanding upon conversion of all Convertible Debentures. Apollo, which would be represented on the Company's Board by two designees, would own 3,025,718 of the shares issuable upon conversion, or approximately 21% of the total Common Stock then outstanding upon conversion of all Convertible Debentures. In the event that Apollo converted all Apollo Debentures but Benesse did not convert any Benesse Debentures, Apollo would own approximately 24% of the total Common Stock then outstanding. Alternatively, in the event that Benesse converted all Benesse Debentures but Apollo did not convert any Apollo Debentures, Benesse would own approximately 77% of the total Common Stock then outstanding.

    To the best of the Company's knowledge, there are no events of delinquent filing requiring disclosure under Item 405 of Regulation S-K, except that BHI did not timely file a Form 4 with respect to its acquisition of 250,000 shares of common stock in April 1997 (BHI has since filed a Form 4 with respect to the acquisition of such shares.).

------------------------

(1) Represents shares owned by Benesse and by its wholly owned subsidiary Benesse Holdings International, Inc. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse. Consequently, Mr. Fukutake could be deemed to be in ultimate control of Benesse and the beneficial owner of these shares. See "Security Ownership of Certain Beneficial Owners."

(2) An additional 1,000 shares of Common Stock, for which Mr. Nelson has beneficial disclaimed ownership, are owned by Mr. Nelson's wife.

*   Less than 1%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the ownership by each person or group known by the Company to own beneficially more than 5% of the Common Stock:

                                                          NAME AND ADDRESS OF                             PERCENT
TITLE OF CLASS                                              BENEFICIAL OWNER                OWNERSHIP    OF CLASS
--------------------------------------------  --------------------------------------------  ----------  -----------
Common Stock................................  Benesse Corporation(1)                         6,985,338       73.30%
                                              3-17-17 Minamigata
                                              Okayama-shi 700, Japan
Common Stock................................  Dimensional Fund Advisors, Inc.(2)               508,672        5.34%
                                              1299 Ocean Avenue, 11th Floor
                                              Santa Monica, CA 90401

    See "Security Ownership of Management" for a discussion of beneficial ownership by Benesse and Apollo of shares issuable upon conversion under the contemplated convertible debenture private placement.

------------------------

(1) Fukutake Publishing Co., Ltd. changed its name to Benesse Corporation on April 1, 1995. As of October 1, 1998, 6,972,138 shares of Common Stock are held by Benesse Holdings International, Inc., a wholly owned subsidiary of Benesse, and 13,200 shares of Common Stock are held directly by Benesse. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse. See "Security Ownership of Management".

(2) This information is taken from the Schedule 13G, dated February 9, 1998, filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the Securities and Exchange Commission. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of these 508,672 shares of Common Stock at December 31, 1997, all of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Kazuo Yamakawa currently serves as the Benesse nominee on the Board of the Company pursuant to the acquisition by Benesse in January 1991 of a 20% interest in Berlitz Japan, Inc. ("Berlitz Japan"), a subsidiary of the Company.

    On December 9, 1992, the Company and Benesse entered into a merger agreement pursuant to which Benesse agreed to acquire, through a merger of the Company with an indirect wholly owned U.S. subsidiary of Benesse (the "Merger"), approximately 6.7 million shares of the Company's Common Stock. Additionally, on April 29, 1997, the Company agreed to sell to Benesse Holdings International, Inc. (formerly Fukutake Holdings (America), Inc.), a wholly owned subsidiary of Benesse, 250,000 shares of the Company's Common Stock at $24.44 per share, the average market price for the ten days ended on April 29, 1997. This private placement exempt from registration under the Securities Act of 1933 was closed on May 12, 1997. Following this private placement, Benesse beneficially owned 6,985,338 shares, which represents 73.3%, of the 9,529,788 shares of Common Stock outstanding at December 31, 1997. Public shareholders of the Company held the remaining outstanding Common Stock. Mr. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse. See "Security Ownership of Management."

    In September 1994, the Company borrowed $20.0 million from a U.S. subsidiary of Benesse, as evidenced by a subordinated promissory note (the "U.S. Note") bearing interest at a rate of 6.93% per annum. Berlitz-Japan also borrowed Yen 1.0 billion (approximately $10.1 million at September 1994) from Benesse as evidenced by an interest-free subordinated promissory note (the "Japan Note"). In March 1996, the Company received the proceeds of an additional $6.0 million subordinated promissory note payable to a U.S. subsidiary of Benesse (the "FHAI Note"), bearing interest at a rate of the six month LIBOR plus 1% per annum, reset semi-annually. Such notes, (collectively, the "Benesse Notes") mature on the earlier of June 30, 2003 or twelve months from the date that all payment obligations under the Company's August 28, 1997 credit agreement (the "Bank Facility") have been satisfied. To the extent that interest payments on the U.S. or FHAI Notes are not permitted while any amounts remain outstanding under the Bank Facility, such accrued interest rolls over semiannually into the note principal. At June 30, 1998, the Benesse Notes had an aggregate balance of $39.9 million.

    The Benesse Notes rank PARI PASSU with one another and are subordinate in rights of payment to debt under the Bank Facility, including certain currency coupon swap agreements. Payment obligations under the U.S. Note are guaranteed by the Company and its significant U.S. subsidiaries, subject to senior guarantees of the Bank Facility. The Company and its significant U.S. subsidiaries have also executed a guarantee of payment obligations under the Japan Note, effective as of the day following the date upon which all payment obligations under the Bank Facility are satisfied.

    In conjunction with the contemplated convertible debenture private placement previously discussed under "Approval of the Issuance of Convertible Debentures to Apollo and BHI", it is expected that the Company's obligations under the Bank Facility and the Benesse Notes will be satisfied in full with the proceeds from the sale of the Convertible Debentures and the proposed loan from BHI hereinafter discussed. BHI has signed a commitment letter whereby it has agreed, contingent upon the closing of the Convertible Debenture transaction, to loan the Company $50 million, evidenced by a 12-year fixed-rate subordinated promissory note (the "BHI Note"), bearing interest at 5.2% for the first five years and, thereafter, at a renegotiated rate approximating LIBOR plus a margin based on the Company's then existing leverage. Interest would be payable semi-annually in cash on June 30 and December 30, while principal repayment would be deferred until maturity. The BHI Note includes standard covenants similar to the Benesse Debentures, including compliance with laws, maintenance of insurance, maintenance of properties, payment of taxes, preservation of corporate existence, prohibition on certain mergers, and rights of inspection. In addition, in the event of a change in control, the BHI Note provides for redemption by the Company, at the option of BHI, at a price equal to 101% of the note's principal amount.

    The Company and Benesse maintain a joint Directors and Officers ("D&O") insurance policy covering acts by directors and officers of both Benesse and the Company. Consequently, the premium on the D&O policy is allocated 60% to Benesse and 40% to the Company, except, in 1997, the premium for entity coverage, which benefited the Company only, was allocated 100% to the Company, resulting in a total D&O allocation of 57% to Benesse and 43% to the Company for 1997. Since May 1995, the Company has also maintained a stand-alone Employment Practices Liability ("EPL") insurance policy covering the Company, its officers and directors (including the Benesse directors who are also directors of the Company). The premium on the EPL policy is allocated 30% to Benesse and 70% to the Company.

    The Company and Benesse participated in certain other joint business arrangements during 1997, in the ordinary course of business, including the following:

    - Pursuant to extended industrial block contracts dated July 24, 1997 and August 6, 1996, Berlitz-Japan provided lessons to Benesse at its standard rate for prepaid industrial lessons which was approximately 20% below the rate charged for individual instruction. Revenues under these contracts aggregated 27,950,000 Yen (approximately $231,000 at an average 1997 exchange rate of Yen 121.13).

    - The Company's subsidiary, Berlitz Franchising Corporation, entered into a standard franchise agreement dated July 30, 1997 with the Okayama Language Center, Inc., a corporation formed by

      Benesse and the Okayama Institute of Languages, the latter being controlled by Mr. Fukutake's sister-in-law.

    - On June 30, 1997, the Company granted 100,250 stock options to Mr. Fukutake at an exercise price of $24.9375, equal to the closing price of the Company's common stock on the New York Stock Exchange on the date of grant. 50,000 of these options had been granted in exchange for the complete relinquishment by Mr. Fukutake of all benefits under the Company's Supplemental Executive Retirement Plan ("SERP"). The remaining 50,250 options were granted pursuant to the Company's 1996 Stock Option Plan.

    - Pursuant to a services agreement, Benesse periodically offered its customers language and homestay programs arranged and operated by the Company's specialty instruction program, Berlitz Study
      Abroad-Registered Trademark-. Benesse also periodically offered its customers language study and homestay programs arranged and operated by Berlitz on Campus-Registered Trademark-, another of the Company's specialty instruction programs. The Company and Benesse also participated in certain other joint business arrangements in the ordinary course of business, none of which had a material effect on the financial statements.

    Management believes that the Company has entered into all such agreements on terms no less favorable than it would have received in an arms-length transaction with independent third parties. Each of the transactions with Benesse entered into after the Merger was approved by the Disinterested Directors Committee.

    As previously discussed under "Approval of the Issuance of Convertible Debentures to Apollo and BHI", the Company's Board has approved the appointment of Mr. Antony P. Ressler and Mr. Laurence M. Berg to serve as Apollo Management's initial designees on the Company's Board, effective as of the Issue Date of the Apollo Debentures, pursuant to the Investors Agreement with Apollo Management. Mr. Berg has been approved to serve on the Company's Board until the Company's 1999 annual shareholders' meeting. Mr. Ressler has been approved to serve on the Company's Board until the Company's 2000 annual shareholders' meeting. The Board presently consists of ten members divided into two classes. Five of those directors, plus Mr. Berg, will stand for election at the 1999 Annual Meeting of the shareholders and the other five directors, plus Mr. Ressler, will stand for election at the 2000 Annual Meeting of the shareholders.

    Mr. Ressler, age 38, is a senior partner at Apollo Management and one of its founding principals in 1990. Prior to 1990, Mr. Ressler served as a Senior Vice President in the Investment Banking Division of Drexel Burnham Lambert Incorporated. Mr. Ressler serves on several boards of directors including:
Allied Waste Industries, Inc.; Dominick's Supermarkets, Inc.; Family Restaurants, Inc.; United International Holdings, Inc.; and Vail Resorts, Inc. Mr. Ressler is also the Vice Chairman of LEARN (the Los Angeles Education Alliance for Reform Now), the largest public school reform movement in the United States, and a member of the Executive Committee of the board of directors of the Jonsson Comprehensive Cancer Center at the UCLA Medical Center. Mr. Ressler has also served on the board of the Los Angeles Chapter of Cities in Schools, a national organization focused on drop-out prevention and the Capital Campaign Committee for the Los Angeles Child Guidance Clinic, a clinic for emotionally disturbed children aged 18 months to 21 years. Mr. Ressler received his B.S.F.S. from Georgetown University's School of Foreign Service and received his MBA from Columbia University Graduate School of Business.

    Mr. Berg, age 32, has been associated with Apollo Management since 1992 and a partner since 1995. Prior thereto, Mr. Berg was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Berg is a director of Continental Graphics Holdings, Inc., CWT Specialty Stores and Mariner Post Acute Network, Inc. Mr. Berg received his MBA from the Harvard Business School and received his BS in economics from the University of Pennsylvania's Wharton School of Business.

                                 VOTE REQUIRED

    Under the New York Stock Exchange Rules, approval of the issuance of convertible debentures requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to be voted at the Meeting.

    The vote occurring at the Meeting will be overseen by an inspector. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting will be counted for purposes of determining the minimum number of affirmative votes required for the approval of the issuance of Convertible Debentures. Thus, an abstention from voting will have the same effect as a vote against such approval.

    No dissenter's rights of appraisal exist in connection with this transaction.

       SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

    Appropriate proposals from shareholders intending to be present at the 1999 annual meeting of shareholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting on or before December 31, 1998.

                                 MISCELLANEOUS

    The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the shares of Common held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such materials.

    Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be.

    Representatives of Deloitte & Touche LLP, the Company's principal accountants for the current year and the most recently completed fiscal year, will not be present at the Meeting.

    The following information is incorporated by reference herein:

    - The financial statements, schedules and supplemental data thereto included in the Company's 1997 annual report on Form 10-K under Item 8.

    - The Management Discussion and Analysis included in the Company's 1997 Form 10-K under Item 7.

    - The Company's quarterly reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998.

    - The Company's Form 8-K dated October 9, 1998.

    A copy of any of the documents incorporated by reference herein, except for the exhibits to such documents, will be mailed upon oral or written request, without charge, to any shareholder of the Company. All such requests should be directed to Robert C. Hendon, Jr., Company Secretary, Berlitz International, Inc., 400 Alexander Park, Princeton, New Jersey 08540, (609) 514-9650.

                         BERLITZ INTERNATIONAL, INC.

      THIS PROXY IS SOLICITED ON BEHALF OF BERLITZ INTERNATIONAL, INC.
            IN CONNECTION WITH A SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD JANUARY __, 1999


     The undersigned shareholder of Berlitz International, Inc. (the "Company") hereby appoints Henry D. James and Robert Minsky or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote at the special meeting of shareholders of the Company to be held on January __, 1999, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes:

    PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED


                       (CONTINUED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------
                           ^FOLD AND DETACH HERE^



                         BERLITZ INTERNATIONAL, INC.



                               SPECIAL MEETING
                                     OF
                                SHAREHOLDERS

                          TUESDAY--JANUARY __, 1999
                                 10:00 A.M.
                         BERLITZ INTERNATIONAL, INC.
                             400 ALEXANDER PARK
                         PRINCETON, NEW JERSEY 08540

-----------------------------------------------------------------------------------------------------------------------------------
     BERLITZ INTERNATIONAL, INC. RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL LISTED BELOW          PLEASE MARK         /X/
                                                                                                            YOUR VOTE AS
                                                                                                            INDICATED IN
                                                                                                            THIS EXAMPLE




1. Approval of issuance of Convertible Debentures, $100 Million aggregate principal amount, to Apollo Investment Fund IV, L.P., and Apollo Overseas Partners IV, L.P.

                                                    FOR    AGAINST    ABSTAIN
                                                    / /      / /        / /

2. Approval of issuance of Convertible Debentures, $55 Million aggregate principal amount, to Benesse Holdings International, Inc.

                                                    FOR    AGAINST    ABSTAIN
                                                    / /      / /        / /

3. OTHER--In their discretion upon such other matters, including withholding a quorum if necessary, as may properly come before the Meeting.

                                     This Proxy will be voted as directed or, if no direction is given, will be voted FOR the approval of the proposals described above.


                                     Dated:................................, 1999

                                     --------------------------------------------
                                                     (Signature)


                                     --------------------------------------------
                                                     (Signature)


                                     --------------------------------------------
                                                 (Title or Capacity)

                                     (Please sign your name or names exactly as it
                                     appears on your stock certificate(s). When
                                     signing as attorney, executor, administrator,
                                     trustee, guardian or corporate executor, please
                                     give your full title as such. For joint accounts,
                                     all co-owners should sign.)

-----------------------------------------------------------------------------------------------------------------------------------
                                                      ^FOLD AND DETACH HERE^

